Exhibit 10.115

EQUINIX, INC. 2000 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Equinix, Inc. (the “Company”) on the following terms:

Name of Recipient:

Total Number of Shares Granted:

Fair Market Value per Share:

Total Fair Market Value of Award:

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:

You and the Company agree that these shares are granted under and governed by the terms and conditions of the Equinix, Inc. 2000 Equity Incentive Plan (the “Plan”) and the Restricted Stock Agreement, which is attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email. By your signature below, you agree to pay any withholding taxes due on vesting or transfer of the shares.

RECIPIENT:	EQUINIX, INC.

By:
Title:

EQUINIX, INC. 2000 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Payment for Shares	No payment is required for the shares that you are receiving, except for satisfying any withholding taxes that may be due as a result of the grant of this award or the vesting or transfer of the shares.

Transfer	On the terms and conditions set forth in the Notice of Restricted Stock Award and this Agreement, the Company agrees to transfer to you the number of Shares set forth in the Notice of Restricted Stock Award.

Vesting	The shares will be awarded in installments, as shown in the Notice of Restricted Stock Award. No additional shares will vest after your service as an employee, consultant or outside director of the Company or a parent or subsidiary of the Company (“Service”) has terminated for any reason.

Change in Control	In the event of a Change in Control, then the vesting of the shares will automatically accelerate as if you had completed an additional 12 months of Service and the price appreciation targets set forth on Schedule A during that 12 month period shall not be applicable. In addition, in the event of a Change in Control, then the vesting of the shares will not otherwise automatically accelerate unless this award is, in connection with the Change in Control, not to be assumed by the successor corporation (or its parent) or to be replaced with a comparable award for shares of the capital stock of the successor corporation (or its parent). The determination of award comparability will be made by the Company’s Board of Directors, and its determination will be final, binding and conclusive. Change in Control is defined in the Company’s 2000 Equity Incentive Plan.

Involuntary Termination	If the award is assumed by the successor corporation (or its parent) and you experience an Involuntary Termination within eighteen months following a Change in Control, the vesting of the shares will automatically accelerate so that this award will, immediately before the effective date of the Involuntary Termination, become fully vested for all of the shares of Common Stock subject to this award.

An Involuntary Termination means the termination of your Service by reason of: your involuntary dismissal or discharge by the Company for reasons other than Misconduct (as defined below), or (b) your voluntary resignation following (1) a change in your position with the Company which materially reduces your level of responsibility, (2) a reduction in your level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or (3) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

Misconduct means fraud, embezzlement, dishonesty or any unauthorized use or disclosure of confidential information or trade secrets of the Company or any parent or subsidiary or any other intentional misconduct adversely affecting the business or affairs of the Company or a parent or subsidiary of the Company.

Shares Restricted	Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Company, except as provided in the next sentence. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture	If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work	For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates	The certificates for Restricted Shares have stamped on them a special legend referring to the Company’s forfeiture right. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow.

Stock Certificates	The certificates for shares that have vested and been transferred to you may be held in escrow by the Company or may be stamped with a legend referring to any applicable transfer restrictions.

Voting Rights	You may vote your shares after they have vested and been transferred to you.

Withholding Taxes	No stock certificates will be released to you unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when they vest or (b) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale	By signing this Agreement, you agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Your award or this Agreement does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares that have not been transferred to you and remain subject to forfeiture will be adjusted accordingly.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.